EXHIBIT 99.8

FREMONT MUTUAL INSURANCE COMPANY

933 E. Main Street, Fremont, Michigan 49412

PROXY STATEMENT

June     , 2004

GENERAL INFORMATION REGARDING THE MEETING

Date, Time and Place

We are furnishing this proxy statement to you in connection with the solicitation by the board of directors of Fremont Mutual Insurance Company (“Fremont”) of proxies to be voted on at a special meeting of members of Fremont to be held on               , 2004, at 10:00 a.m. local time and at any postponements or adjournments of the special meeting. The special meeting will be held at the Fremont City Library 104 East Main Street, Fremont, MI 49412.

Matters to be Considered

We have called the special meeting to consider and vote upon (i) a plan of conversion dated August 25, 2003, a copy of which we have attached as Exhibit A and (ii) the proposed amended and restated articles of incorporation of Fremont, a copy of which we have attached as Exhibit B. Neither the closing of the conversion nor the amendment of the articles of incorporation will occur unless both matters receive the requisite approval of policyholders. In accordance with the plan of conversion, Fremont will convert from a Michigan domiciled mutual insurance company into a Michigan domiciled stock company and become a wholly-owned subsidiary of Fremont Michigan InsuraCorp, Inc. (“FMIC”). FMIC is a new Michigan business corporation formed for the purpose of becoming the parent company of Fremont. Policyholders who are Michigan residents are being given the opportunity to buy the common stock of FMIC, which will become a publicly traded company if the conversion is completed. The plan of conversion has been approved by the Michigan Office of Financial and Insurance Services (“OFIS”).

Recommendations of the Board

Our board of directors unanimously approved and adopted the plan of conversion and the transactions contemplated in the plan of conversion. The board of directors believes that the conversion is fair and equitable to the policyholders of Fremont, and will benefit and serve the interests of Fremont and its policyholders. The board of directors, therefore, unanimously recommends that you vote FOR approval of the Plan of Conversion and FOR adoption of Fremont’s Amended and Restated Articles of Incorporation.

Voting

Under Michigan law, voting at the special meeting is based on membership in Fremont as of the record date of August 25, 2003. Under the plan of conversion, each of our members who held an insurance policy issued by us and in force at the close of business on August 25, 2003 is considered to be an eligible policyholder for purposes of voting at the special meeting. Each eligible policyholder will receive one vote. As of August 25, 2003, there were 38,252 eligible policyholders.

You are urged to be represented at the special meeting either in person or by proxy. If you are not able to attend the special meeting, please sign and return the enclosed proxy. Even if you plan to attend, we request that you sign and return the enclosed proxy. Each proxy that is properly signed and timely returned will be voted as requested by the member in the proxy. If no directions are given, the proxy will be voted in favor of the plan of conversion and in favor of adopting the amended and restated articles of incorporation. We do not know of any other matters that will be presented at the meeting; however, if any other matters are presented, the persons named in the proxy will vote on those matters and will act according to their best judgment. You may revoke your proxy at any time before it is voted at the special meeting by submitting a written notice of revocation to Fremont’s corporate secretary or by attending the meeting and voting in person.

We are soliciting proxies by mail and through our directors, officers, employees and authorized representatives in person, by telephone, and by other means. Fremont will pay all expenses of solicitation and tabulate the proxies.

The following descriptions of the conversion, including the main provisions of the plan of conversion, are qualified in their entirety by reference to other information contained elsewhere in this document, including the Plan of Conversion which is attached as Exhibit A.

Additional information regarding the conversion, Fremont and FMIC, including pro forma financial information and audited financial statements of Fremont, is set forth in the prospectus which is available upon request.

SUMMARY OF

THE PLAN OF CONVERSION

General

We are proposing to convert Fremont into a company that is owned by shareholders, pursuant to Chapter 59 of the Michigan Insurance Code, MCL 500.5901, et seq., and our plan of conversion. Before this proxy statement was mailed, the plan of conversion was approved:

(a) by the unanimous vote of our board of directors; and

(b) in writing by the OFIS.

In order to become effective, the plan of conversion must also be approved by at least two-thirds ( 2/3) of the votes cast by policyholders at the special meeting. A copy of the plan of conversion is attached to this proxy statement as Exhibit A. You are encouraged to read the plan of conversion in its entirety.

Reasons for the Conversion

As a mutual company, Fremont has no authority to issue stock and consequently has virtually no access to market sources for equity capital. Only by generating and retaining earnings from year to year would we be able to increase our surplus.

Our strategic plan seeks to reduce our overall risk by continuing to balance our lines of business, improving profitability and improving capital strength. The ability to issue stock and the additional capital from the stock offering would immediately allow us to further our strategic plan and help us toward our goal of becoming the company of choice for insurance services through convenience, unparalleled service and value. Specifically, the conversion is intended to:

•	improve our capital position and reduce our interest expense through the exchange of surplus notes, providing additional financial security for our policyholders,

•	support our current and future product line expansions and growth,

•	provide policyholders an opportunity to participate in our success,

•	create incentives to officers, directors and employees to maximize our performance, and

•	provide a means for diversifying our business opportunities and improving our ability to raise capital in the future.

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Interpretation and Amendment of the Plan of Conversion

The board of directors of Fremont has the authority to interpret and apply the provisions of the plan of conversion to particular facts and circumstances and to make all determinations necessary or desirable to implement the plan of conversion. The plan of conversion states that any interpretation or determination made by the board in good faith and based on the information and assistance which were then reasonably available will be final, conclusive and binding. The plan of conversion also states that neither Fremont nor its directors, officers, employees or agents will be liable to any person in connection with any such interpretation or determination. The plan of conversion may only be amended, withdrawn or terminated by the affirmative vote of not less than two-thirds ( 2/3) of the directors of Fremont then in office and by approval of the Bureau.

Subscription Rights

As part of the proposed conversion, FMIC is offering up to 920,000 shares of its common stock for sale at $10 per share. Holders of Fremont surplus notes will first be allowed an opportunity to exchange their notes to shares. Shares will then be offered to eligible policyholders who are residents of Michigan and officers and directors of Fremont through nontransferable subscription rights. Eligible policyholders that are not Michigan residents will not receive subscription rights. Michigan policyholders who owned more than one policy on that date are only receiving one subscription right.

A subscription right is a right to purchase FMIC common stock. You are prohibited by law from transferring your subscription right or agreeing to transfer the common stock you intend to purchase if you decide to exercise your subscription right. If you violate this prohibition, your subscription right will be terminated.

If you decide to buy any shares, the minimum number of shares you may buy is 250 and the maximum number of shares you may buy is 5% of the shares sold, which will range from 34,000 to 46,000 shares depending on the total shares issued in the offering. Fractional shares will not be sold. If you were not a Fremont policyholder on August 25, 2003, or if you are not a Michigan resident you are not entitled to purchase shares in the proposed subscription offering.

Your vote for approval of the plan in no way obligates you to buy stock. This proxy statement does not constitute an offer to purchase common stock. An offer to purchase the common stock is being made only by means of the prospectus.

Stock Price and Number of Shares to be Issued

The Estimated Valuation Range. The Insurance Code requires that the subscription offering range be consistent with an independent appraisal of the estimated market value of FMIC following the conversion of Fremont. Under the Insurance Code, this amount may be discounted by an amount that the appraiser deems necessary to attract full subscription for the shares. Fremont obtained an appraisal meeting these requirements from R.P. Financial. The valuation analysis estimated the market value of FMIC following the conversion to be $8,000,000, assuming completion of the transactions contemplated by the plan of conversion. The valuation analysis included a discount, as permitted by the Insurance Code, in an amount R.P. Financial deemed necessary to attract purchasers for all of the shares offered in the proposed offering. The valuation analysis was based upon a combination of valuation methods including discounted cash flow analysis, an analysis of comparable publicly traded companies and an analysis of comparable conversion transactions. The valuation analysis is intended to be an estimate of the pro forma market value of FMIC and is not a recommendation as to the advisability of purchasing the common stock.

Fremont, after consultation with R.P. Financial, established a valuation range at $6,800,000 to $9,200,000. This estimated valuation range extends 15% below and 15% above the estimated pro forma market value of FMIC. The estimated valuation range is intended to establish a range within which the conversion will be completed, as long as FMIC raises capital equal to the minimum amount.

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The Offering Range. The estimated valuation range is from $6,800,000 to $9,200,000. Under the plan of conversion, the minimum and maximum number of shares being offered was determined based on the minimum and maximum estimated valuation range minus the conversion of any surplus notes divided by the share price.

Exchange of the Surplus Notes

The plan of conversion provides that, surplus note holders can receive shares of common stock in exchange for their surplus notes and interest accrued through the effective date of the conversion. The number of shares issued in exchange for surplus notes will be determined by dividing the outstanding balance due on a note including accrued interest by the $10 per share offering price. The aggregate principal value of the surplus notes currently outstanding is $5.2 million. No investor may acquire more than 5% of the shares of FMIC, therefore, not all holders of surplus notes will be able to convert all of their notes for shares. If all surplus note holders exchange the maximum amount of their notes allowed, FMIC will issue approximately 363,000 shares to them out of the maximum offering of 920,000.

Community Offering

Shares will be offered to the general public concurrently with the subscription offering. If all of the shares offered have not been exchanged for surplus notes or purchased by subscription rights holders, the remaining shares may be purchased by the general public with preference given to policyholders of Fremont whose policies were issued after August 25, 2003.

CONSEQUENCES OF THE CONVERSION

Corporate Structure

After the conversion, Fremont will be a wholly-owned subsidiary of FMIC. FMIC will be owned by those who purchase shares in the offering and by surplus note holders who exchange their notes for stock.

Continuity of Insurance Coverage and Business Operations

The conversion will not affect your contractual rights to insurance protection under your individual insurance policies with us. During and after the conversion, our normal business of issuing insurance policies in exchange for premium payments and processing and paying claims will continue without change or interruption. After the conversion, we will continue to provide services for policyholders under current policies and by our present management and staff. All of the current directors and officers of Fremont will retain their positions after the conversion, subject to our bylaws and company policies and procedures.

Voting Rights

Following the conversion, your voting rights as an eligible policyholder of Fremont will terminate and policyholders will no longer have the right to elect Fremont’s directors. Instead, voting rights with regard to Fremont will be vested exclusively in FMIC, which will own all the capital stock of Fremont. Voting rights in FMIC will be vested exclusively in the shareholders of FMIC. Each holder of common stock will be entitled to vote on all shareholder matters of FMIC, subject to the terms of FMIC’s articles of incorporation, bylaws and applicable law.

No Cash or Stock Distributed to Policyholders in the Conversion

No cash or stock will be distributed to eligible policyholders under the plan of conversion. Rather, eligible policyholders who are Michigan residents will receive nontransferable subscription rights to purchase stock in FMIC. The membership interests of policyholders in the mutual insurance company will be extinguished following the conversion.

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Dividends

FMIC does not intend to pay dividends to its shareholders in the foreseeable future and cannot assure its shareholders that dividends will be paid in the future. The primary source of funds for payment of dividends will be dividends from FMIC’s subsidiary, Fremont. Moreover, the payment of any dividends from Fremont to FMIC is subject to the insurance laws and regulations intended to protect policyholders.

Rights Upon Dissolution

After the conversion, policyholders will no longer have the right to a pro rata distribution of any remaining surplus in the unlikely occurrence of our dissolution. Instead, this right will vest in FMIC as the sole shareholder of Fremont.

Rating Agency Considerations

Capital raised through the conversion, as well as access to additional capital following the conversion, would generally be viewed positively by rating agencies when evaluating an insurer’s financial strength and claims-paying ability. A higher rating would improve Fremont’s competitive position.

VOTING CONSIDERATIONS

Our board of directors and management believe that the conversion will benefit and serve the best interests of Fremont and its policyholders. However, you should carefully consider the implications of the conversion, including the following:

General

Because Fremont is a mutual insurance company, you have interests in Fremont in addition to your contractual right to insurance coverage provided by your policy of insurance. These interests include (i) the right to vote with respect to the election of directors of Fremont and certain other fundamental corporate transactions, such as an amendment to the articles of incorporation of Fremont or a merger of Fremont, (ii) the right to receive dividends if, as and when declared by the board of directors (Fremont has never declared a policyholder dividend and has no intention of doing so in the future) and (iii) in the unlikely event of a dissolution of Fremont, the right to receive a pro rata distribution of any surplus remaining after all claims and other liabilities of Fremont are paid. However, these interests are incidental to, and only exist because of, the underlying insurance policy. A policyholder who terminates his policy automatically forfeits the interests in Fremont described above. In the conversion, no cash, stock or policy credits will be provided to you in exchange for the termination of these interests.

Potential Conflicts between Interests of Policyholders and Shareholders

Prior to the conversion, the board of directors has a duty to act in the best interests of Fremont and its policyholders. After shares of stock are sold to the public or to other third parties, the board of directors of FMIC will have a duty to act in the best interests of FMIC and its shareholders. There is a potential that in certain circumstances, the interests of shareholders and policyholders may conflict. However, we believe that after the conversion, policyholders and shareholders will generally have common interests. FMIC’s performance, and the performance of the publicly owned stock, will both relate to the financial and operational success of Fremont and the value and competitiveness of the products and services offered to policyholders. Only by satisfying its customers, its policyholders, can Fremont reach the growth and financial success that will serve the best interests of both the policyholders and the shareholders. Once the stock of FMIC is publicly traded, our management will come under additional public scrutiny relating to Fremont’s operations, including scrutiny by market analysts and the financial press. We will also become subject to disclosure mandated by federal securities law, in addition to oversight by state insurance regulators.

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Proposed Management Purchases

The plan of conversion entitles officers and directors to purchase up to 10% of the shares offered in the subscription offering. Furthermore, the plan of conversion allows stock options to be given to officers, directors and key employees of Fremont after the conversion. Stock options may become an important part of a manager’s compensation. The flexibility to pay compensation in the form of stock options, in the same manner as other public companies, should enhance our ability to attract and retain highly qualified managers whose service will benefit policyholders.

Reliance on Management

There can be no assurance that our strategies for the use of capital raised in sales to the public or to other third parties will be successful. If our strategies are not successful, we might not be able to offer you policy values and services better than or equivalent to those we have offered in the past. The success of our strategy will depend in large part upon the skill and judgment of our management. While past performance does not assure future success, our management believes that it has consistently demonstrated high levels of skill and judgment in managing Fremont’s operations and affairs for the benefit of policyholders.

In addition to the foregoing, you should also consider the potential adverse consequences to Fremont and its eligible policyholders if Fremont remains in its present structural form while its competitors, with greater access to equity capital, may be able to offer products and services superior to those offered by Fremont.

SUMMARY OF

AMENDED AND RESTATED ARTICLES

OF INCORPORATION OF FREMONT

Amendment of Articles of Incorporation

The conversion requires that we amend our existing articles of incorporation to authorize the issuance of capital stock by Fremont to FMIC. Upon completion of the conversion, Fremont will issue all of its newly issued shares of capital stock (60,000 shares) to FMIC in exchange for a majority of the net proceeds from FMIC’s sale of common stock in the subscription offering. None of Fremont’s assets will be distributed in order to effect the conversion, other than to pay expenses incident to the conversion.

The amendment of our articles of incorporation is an important part of the conversion. A copy of Fremont’s proposed amended and restated articles of incorporation are attached to this proxy statement as Exhibit B.

Fremont’s amended articles of incorporation will provide that the articles may be amended only if such amendment is approved by holders of a majority of the shares of Fremont’s common stock and, if and to the extent required by law, approved by OFIS. The bylaws may be amended by a majority vote of Fremont’s board of directors or by a majority vote of the outstanding shares of voting stock of Fremont at a meeting called for such purpose.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The board of directors of the company unanimously recommends that you vote “FOR” approval of the Plan of Conversion and “FOR” approval of the Amended and Restated Articles of Incorporation. Voting for approval of the Plan of Conversion and the Amended and Restated Articles of Incorporation will not obligate you to purchase common stock in the offering.

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ADDITIONAL INFORMATION

Your board of directors urges you to consider carefully this proxy material and, whether or not you plan to attend the special meeting in person, to fill in, date, sign and return the enclosed proxy as soon as possible to assure that your vote will be counted. Returning the proxy will not prevent you from voting in person if you attend the special meeting. You may revoke your proxy by written instrument delivered to the corporate secretary of Fremont by               , 2004, or by attending the special meeting and voting in person.

* * *

This proxy statement is not an offer to sell or the solicitation of an offer to buy the common stock of FMIC. Such offers or solicitations can be made only by the prospectus.

BY ORDER OF THE BOARD OF DIRECTORS,

Donald E. Bradford, Secretary

June     , 2004

Fremont, Michigan

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EXHIBIT A

FREMONT MUTUAL INSURANCE COMPANY

PLAN OF CONVERSION

Dated: August 25, 2003, as amended

i

FREMONT MUTUAL INSURANCE COMPANY

PLAN OF CONVERSION

This Plan of Conversion is effective August 25, 2003, having been duly adopted by the Board of Directors pursuant to Chapter 59 of the Michigan Insurance Code.

ARTICLE I

GENERAL PROVISIONS

Section 1.1 Definitions. The following terms shall have the following meanings when used in this document:

“Act” means Chapter 59 of the Michigan Insurance Code, MCL 500.5901, et seq., as amended, which provides for the conversion of a domestic mutual insurer to a domestic stock insurer.

“Acting in Concert” means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person who acts in concert with another person (“other party”) shall also be deemed to be acting in concert with any person who is also acting in concert with that other party. Notwithstanding anything to the contrary express or implied in the Plan, for purposes of this Plan, and with respect to the Conversion, no Designated Person shall be acting in concert with, or be deemed to be acting in concert with, any Person or any other party.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary express or implied in the Plan or the Act, for purposes of this Plan, and with respect to the Conversion, no Designated Person shall be an Affiliate, or be deemed to be an Affiliate, of any other Designated Person.

“Application” means the application for approval of the Conversion to be filed by Fremont Mutual with OFIS as contemplated in Section 3.1 of the Plan.

“Appraisal” means the Independent Appraiser’s estimated evaluation of the consolidated Pro Forma Market Value of the Holding Company.

“Associate” when used to indicate a relationship with any Person, means: (i) any Person (other than Fremont Mutual or the Holding Company, a majority-owned subsidiary of Fremont Mutual or the Holding Company, or any other Person that is a member of the same consolidated group as Fremont Mutual or the Holding Company under generally accepted accounting principles) of which such Person is an officer or partner or is, directly or indirectly the beneficial owner of 10% or more of any class of equity securities: (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse who has the same home as such person. Notwithstanding anything to the contrary express or implied in the Plan or the Act, for purposes of this Plan, and with respect to the Conversion, no Designated Person shall be an Associate, or be deemed to be an Associate, of any other Designated Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of the Office of Financial and Insurance Services of Michigan.

“Community Offering” means the offering of Shares to the general public by the Holding Company concurrently with the Subscription Offering, giving preference in the following order to:

1) policyholders of Fremont whose policies were issued after the Eligibility Record Date and are residents of the State of Michigan,

2) Fremont’s employees, insurance agents, agencies and owners of its insurance agencies;

3) public or private foundations based in Michigan; and

4) Residents of the State of Michigan.

“Conversion” means: (i) the conversion of Fremont Mutual to, and the amendment of the articles of incorporation of Fremont Mutual to conform to the requirements of, a Michigan domiciled stock insurance company under the laws of the State of Michigan, (ii) the establishment of the Holding Company as a Michigan business corporation under the Michigan Business Corporation Act, as amended, (iii) the issuance of 100% of the authorized capital stock of the Converted Company to the Holding Company, (iv) the offer and sale of Shares of the Holding Company in the Subscription Offering, and otherwise, and (v) the conversion of the Surplus Notes, all in accordance with the terms of the Plan.

“Converted Company” means Fremont Mutual, following its conversion to a Michigan stock insurance company from a Michigan mutual insurance company pursuant to the Plan. The name of the Converted Company will be Fremont Insurance Company.

“Converted Company Capital Stock” means any and all authorized shares of capital stock of the Converted Company.

“Designated Person” means each of Fremont Mutual, the Holding Company, the Converted Company and each director and each officer of those entities.

“Director” means a director of Fremont Mutual.

“Dollars” and the sign “$” mean the currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

“Effective Date” means the date the Conversion of Fremont Mutual is completed, and the amended and restated articles of incorporation for the Converted Company are filed with OFIS or such later date as may be specified in those articles.

“Eligibility Record Date” means the close of business on August 25, 2003, the effective date of the adoption of the Plan by the Board of Directors of Fremont Mutual.

“Eligible Policyholder” means a Person who, on the Eligibility Record Date, is a named insured under a Qualifying Policy issued by Fremont Mutual; provided however, that if the Qualifying Policy lists more than one named insured, all persons identified on the Qualifying Policy as a named insured shall jointly constitute one Eligible Policyholder with respect to that Qualifying Policy. Notwithstanding anything to the contrary expressed or implied in the Plan or the articles of incorporation or bylaws of Fremont Mutual, (i) no Qualifying Policy shall have more than one Eligible Policyholder, and (ii) with respect to each Qualifying Policy for which there is more than one named insured, the act of any one of the named insureds shall constitute the act of the Eligible Policyholder for the Qualifying Policy and all of the named insureds for the Qualifying Policy shall be bound by that act. A person insured under a group policy is not an Eligible Policyholder.

“Fremont Mutual” means Fremont Mutual Insurance Company.

“Holding Company” means Fremont Michigan InsuraCorp, Inc., a Michigan business corporation incorporated at the direction of Fremont Mutual for the purpose of becoming a holding company for the Converted Company through (i) the issuance and sale of Shares under the Plan, and (ii) the concurrent acquisition of all of the Converted Company Capital Stock to be issued and sold pursuant to the Plan.

“Holding Company Stock” means any and all authorized shares of capital stock of the Holding Company.

“Independent Appraiser” means a person independent of Fremont Mutual and the Holding Company, experienced and expert in the area of corporate appraisals, to be selected and retained by Fremont Mutual to prepare an appraisal of the consolidated Pro Forma Market Value of the Holding Company.

“Local Community” means the State of Michigan, which State comprises the geographic market area of Fremont Mutual.

“Offering” means the offering of Shares by the Holding Company in the Subscription Offering, the Community Offering and in a Public Offering or otherwise pursuant to the Plan.

“Offering Maximum” means the Valuation Range Maximum less the product of (i) the number of Shares to be issued to the Surplus Note holders pursuant to Section 7.1 of the Plan multiplied by (ii) the Purchase Price.

“Offering Minimum” means the Valuation Range Minimum less the product of (i) the number of Shares to be issued to the Surplus Note holders pursuant to Section 7.1 of the Plan multiplied by (ii) the Purchase Price.

“Offering Range” means any Dollar amount between the Offering Maximum and the Offering Minimum.

“Officer” means an officer of Fremont Mutual.

“OFIS” means the Michigan Office of Financial and Insurance Services.

“Order Form” means the order form or forms to be used by Eligible Policyholders, other persons eligible to purchase Shares pursuant to the Plan, and holders of Surplus Notes desiring to convert their Surplus Note in whole or in part to Shares.

“Participant” means a Michigan Resident entitled to purchase Shares in the Subscription Offering (i.e., an Eligible Policyholder, or an Officer or Director of Fremont Mutual).

“Person” means any individual, corporation, partnership, association, limited liability company, trust or other entity.

“Plan” means this Plan of Conversion, as it may from time to time be amended, under which Fremont Mutual will convert from a Michigan mutual insurance company to a Michigan stock insurance company and become a wholly-owned subsidiary of the Holding Company.

“Private Placement” means the offer and sale of Shares in a private placement as contemplated under Section 6.2 of the Plan.

“Pro Forma Market Value” means the Independent Appraiser’s evaluation of the consolidated, pro forma market value of the Holding Company upon conversion, as discounted to attract full subscription for the Subscription Shares, as indicated by the Independent Appraiser.

“Purchase Price” means the uniform price per share at which the Shares will be offered and sold in the Offering, which price shall be determined by Fremont Mutual and the Holding Company in accordance with Section 4.1 of the Plan.

“Qualifying Policy” means a policy of insurance issued by Fremont Mutual and in force as of the close of business on the Eligibility Record Date.

“Registration Statement” means the Registration Statement on Form S-1 and any amendments to it filed by the Holding Company with the SEC pursuant to the Securities Act of 1933, as amended, to register the Shares to be offered in the Subscription Offering or otherwise pursuant to the Plan.

“Resident” as used in this Plan in relation to the preference afforded natural persons and trusts of natural persons in the Local Community means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, non-transitory presence within the Local Community) and continues to reside in it at the time of the Subscription and Community Offerings. Fremont Mutual may utilize policyholder records and such other evidence as it may determine to be relevant to make a determination as to whether a person resides in the Local Community. In the case of a corporation or other business entity, the entity shall be deemed to be a Resident only if its principal place of business or headquarters is located within the Local Community. All determinations as to the status of a person as a Resident shall be made by Fremont Mutual in its sole and absolute discretion and shall be final and binding.

“Sale” and “Sell” mean every contract to sell or otherwise dispose of a security or an interest in a security for value, but the terms do not include an exchange of securities in connection with a merger or acquisition approved by OFIS.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Shares” means authorized shares of common stock, no par value per share, of the Holding Company.

“Special Meeting” means the Special Meeting of Eligible Policyholders to be called by Fremont Mutual for the purpose of submitting the Plan to its Eligible Policyholders for approval.

“Stock Compensation Plan” means the Stock Compensation Plan as described in Section 7.2 of the Plan, pursuant to which additional incentives may be provided to Directors and Officers of Fremont Mutual and the Holding Company to facilitate their purchase of stock in the Holding Company.

“Subscription Offering” means the offering of Shares to Participants pursuant to the Plan.

“Subscription and Community Offering Prospectus” means the final prospectus relating to the Registration Statement and filed with the SEC to be used in connection with the Subscription and Community Offerings.

“Subscription Participants” means those Participants that irrevocably elect to exercise their Subscription Rights.

“Subscription Rights” means the non-transferable, non-negotiable, personal rights of Participants to subscribe to purchase Subscription Shares at the Purchase Price.

“Subscription Shares” means those Shares initially offered to Participants pursuant to the Subscription Offering at the Purchase Price.

“Surplus Note” means any of the Series B Surplus Notes issued by Fremont Mutual in the aggregate principal amount of $5.2 million.

“Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan of Fremont Mutual or of the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan that, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code. The term “Non-Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan which is not so qualified.

“Underwritten Public Offering” means the offer and sale of Shares in a best efforts or firm commitment underwritten public offering as contemplated in Section 6.2 of the Plan.

“Valuation Range” means the Independent Appraiser’s estimated range of the consolidated Pro Forma Market Value of the Holding Company as provided in Section 4.1 of the Plan.

“Valuation Range Maximum” means that valuation which is fifteen percent (15%) above the midpoint of the Valuation Range as provided in Section 4.1 of the Plan.

“Valuation Range Minimum” means that valuation which is fifteen percent (15%) below the midpoint of the Valuation Range as provided in Section 4.1 of the Plan.

Section 1.2 Headings. The section headings contained in this Plan are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan.

ARTICLE II

THE PLAN

Section 2.1 Approval of Plan. Under the Plan, Fremont Mutual will convert from a Michigan domiciled mutual insurance company to a Michigan domiciled stock insurance company pursuant to the Act, and become a wholly-owned subsidiary of the Holding Company. The Conversion is subject to the provisions of the Act, the approval of OFIS, and the terms of this Plan. The Plan must be approved:

(a) by the affirmative vote of at least two-thirds ( 2/3) of the members of the Board of Directors of Fremont Mutual;

(b) in writing by OFIS prior to the date of the Special Meeting; and

(c) by the affirmative vote of at least two-thirds ( 2/3) of the votes cast at the Special Meeting of Eligible Policyholders of Fremont.

Pursuant to the Plan, Subscription Shares will be offered at the Purchase Price in the Subscription Offering to Participants pursuant to the exercise of nontransferable Subscription Rights granted to them. The number of Subscription Shares to be issued in the Subscription Offering will be based upon an independent appraisal of the Holding Company and will reflect the estimated consolidated Pro Forma Market Value of the Holding Company, as described in greater detail in this Plan. In addition, Shares may be used to pay the amount of principal and interest due on the Surplus Notes on the Effective Date at the election of holders of Surplus Notes.

Section 2.2 Reasons for Proposed Conversion. It is the desire of the Board of Directors of Fremont Mutual to attract new equity capital by converting Fremont Mutual to a stock insurance company (the “Converted Company”) and to issue the stock of the Holding Company in order to: (i) increase the Converted Company’s statutory surplus to support current and future writings and provide additional security to policyholders, (ii) support future product lines, growth and expansion, (iii) provide the Converted Company with the ability to improve operational flexibility, (iv) provide financial participation to the policyholders in the success of the Converted Company, and (v) create opportunities for financial participation by all parties to create incentives to maximize performance of the Converted Company. It is the further desire of the Board of Directors of Fremont Mutual to reorganize the Converted Company as a wholly-owned subsidiary of the Holding Company in order to enhance and improve operational flexibility, diversification of business opportunities and financial capability for business and regulatory purposes, thus enabling the Converted Company to compete more effectively with other insurance companies.

ARTICLE III

REQUIREMENTS FOR CONVERSION APPROVAL

Section 3.1 Application to OFIS. Following adoption of the Plan by the Board of Directors of Fremont Mutual and prior to submission of the Plan to the Eligible Policyholders for approval at the Special Meeting, Fremont Mutual shall file the Application with OFIS. The Application shall contain the following documents and information:

(a) The Plan;

(b) The independent evaluation of the consolidated Pro Forma Market Value of the Holding Company required by Section 4.1 of the Plan,

(c) The form of notice required by Section 3.2 of the Plan;

(d) The form of proxy to be solicited from Eligible Policyholders pursuant to Section 3.4 of the Plan;

(e) The form of notice required by the Act and pursuant to Section 4.5 to persons whose policies are issued after adoption of the Plan but before the Effective Date;

(f) The proposed amended articles of incorporation and bylaws of the Converted Company;

(g) A business plan for the Converted Company that describes anticipated changes in the post conversion business of the Converted Company and the Converted Company’s plan to deploy the capital acquired in the conversion; and

(h) Such other necessary or appropriate documents relating to the Plan.

Section 3.2 Notice to Eligible Policyholders. Following the filing of the Application and at least 21 days before the date fixed for the Special Meeting described in Section 3.4 of the Plan, Fremont Mutual shall send a notice by first class mail to each Eligible Policyholder, which notice shall:

(a) briefly but fairly describe the Plan; and

(b) inform such Eligible Policyholder of the right of the Eligible Policyholder to vote upon the Plan.

The notice may be given by mailing a notice to the address of the holder(s) of the Qualifying Policy as the address appears on the records of Fremont Mutual; provided, however, that separate notices to each named insured on a Qualifying Policy shall not be required.

Section 3.3 Articles of Incorporation. As part of the Conversion, articles of incorporation will be adopted by Fremont Mutual to authorize Fremont Mutual to operate as a Michigan stock insurance company. Eligible Policyholders of Fremont Mutual must approve the revised articles of incorporation by the affirmative vote of at least two thirds ( 2/3) of the votes cast at the Special Meeting described in Section 3.4 of the Plan. The amendment of the existing articles of incorporation of Fremont Mutual shall occur on the Effective Date. The articles of incorporation and bylaws of the Converted Company shall be filed with OFIS following the Special Meeting.

Section 3.4 The Special Meeting. Subsequent to the approval of the Plan by OFIS, the Special Meeting shall be scheduled for consideration of the Plan in accordance with Fremont’s bylaws and applicable law. An affirmative vote of not less than two-thirds of the Eligible Policyholders voting in person or by proxy at the Special Meeting shall be required for approval of the Plan. Each Eligible Policyholder shall be entitled to one vote regardless of the number of Policies owned. Voting may be in person or by proxy.

Notice of the Special Meeting shall be given by Fremont Mutual by means of a notice of special meeting, proxy statement, and form of proxy authorized for use by OFIS and mailed to the address of the holder(s) of each Qualifying Policy as the address appears on the records of Fremont Mutual at least 21 days prior to the Special Meeting; provided, however, that separate notices to each named insured for each Qualifying Policy shall not be required. Fremont Mutual may in its discretion include with this mailing a Subscription Offering Prospectus as provided in Section 5.5 of the Plan.

Fremont Mutual shall notify OFIS of the vote of the Eligible Policyholders taken at the Special Meeting. In addition, Fremont Mutual will file with OFIS the minutes of the Special Meeting at which the Plan was approved.

ARTICLE IV

THE CONVERSION

Section 4.1 Purchase Price and Determination of the Number of Subscription Shares to be Offered. The total number of Subscription Shares (or a range of them) of the Holding Company to be issued and sold in the Conversion shall be determined as follows:

(a) Independent Appraiser. The Independent Appraiser will be retained by Fremont Mutual to prepare an appraisal of the consolidated Pro Forma Market Value of the Holding Company. The Independent Appraiser will establish a Valuation Range consisting of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the “Valuation Range Maximum”) and a valuation fifteen percent (15%) below the midpoint valuation (the “Valuation Range Minimum”). The valuation of the Independent Appraiser will be based upon the currently available information concerning the financial condition of Fremont Mutual, a comparison of Fremont Mutual with comparable publicly held insurance companies, if any, and such other factors as the Independent Appraiser may deem to be relevant and as are not inconsistent with the provisions of the Act, including (as required by the Act) that value which the Independent Appraiser estimates to be necessary to attract a full subscription for the Shares to be offered in the Offering. The valuation of the Independent Appraiser will be submitted to OFIS as part of the Application to be filed by Fremont Mutual for approval of the Conversion pursuant to Section 3.1 of the Plan. The Company may, with permission of OFIS, adjust the valuation, the Valuation Range Minimum and the Valuation Range Maximum if Fremont Mutual shall determine that a material change in financial condition of Fremont Mutual or other factors considered by the Independent Appraiser require an update of the appraisal.

(b) Purchase Price. The Purchase Price at which the Subscription Shares will be offered and sold will be uniform as to Participants in the Subscription Offering and will be established by Fremont Mutual and the Holding Company at a reasonable amount.

(c) Number of Subscription Shares to be Offered. The number of Subscription Shares to be offered in the Offering shall be equal to Valuation Range Maximum divided by the Purchase Price, less the number of Shares issued to the Surplus Note holders pursuant to Section 7.1 of the Plan.

Section 4.2 Number of Subscription Shares to be Sold.

(a) Response to Subscription Offering Meets or Exceeds Offering Maximum. If, upon conclusion of the Subscription Offering and the Community Offering, the number of Subscription Shares subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Offering Maximum, then the Conversion shall be promptly consummated. On the Effective Date, the Holding Company shall issue Subscription Shares to the subscribing Participants. The number of Subscription Shares issued under this Section 4.2(a) may not exceed the maximum number of Subscription Shares offered in the Subscription Offering. In the event of an oversubscription in the Subscription Offering, Subscription Shares shall be allocated among the subscribing Participants as provided in Section 5.3(c) of the Plan. No fractional Shares shall be issued.

(b) Response to Subscription Offering Within Offering Range. If, upon conclusion of the Subscription Offering and the Community Offering, the number of Subscription Shares subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is within the Offering Range, then the Conversion shall be promptly consummated. On the Effective Date, the Holding Company shall issue, to the subscribing Participants, Shares in an amount sufficient to satisfy the subscriptions of those Participants in full. To the extent that Subscription Shares remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, the Holding Company may accept subscriptions received from subscribers in the Community Offering and/or to sell Shares to purchasers in an Underwritten Public Offering or in a possible future Private Placement. The number of Subscription Shares issued under this Section 4.2(b) may not exceed the maximum number of Subscription Shares offered in the Subscription Offering. No fractional Shares shall be issued.

(c) Response to Subscription Offering Does Not Meet Offering Minimum. If, upon conclusion of the Subscription Offering and the Community Offering, the number of Subscription Shares subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Offering Minimum, then in such event, the Holding Company shall accept subscriptions in the Community Offering and/or sell Shares to purchasers in a Public Offering or in a possible future Private Placement. If the aggregate number of Subscription Shares subscribed for in the Subscription Offering, the Community Offering and in an Underwritten Public Offering multiplied by the Purchase Price is equal to or greater than the Offering Minimum, then the Conversion shall be consummated promptly. On the Effective Date, the Holding Company shall (i) issue to Subscribing Participants Subscription Shares in an amount sufficient to satisfy the subscriptions of those Participants in full and (ii) shall issue to subscribers in the Community Offering and/or to purchasers in an Underwritten Public Offering an additional number of Subscription Shares such that the aggregate number of Subscription Shares to be issued to subscribing Participants, to subscribers in the Community Offering and/or to purchasers in an Underwritten Public Offering multiplied by the Purchase Price shall equal or exceed the Offering Minimum; provided, however, that the number of shares of Subscription Shares issued shall not exceed the number of shares of Subscription Shares offered in the Subscription Offering. No fractional Shares shall be issued.

(d) Response to Subscription Offering and Other Offerings Does Not Meet Offering Minimum. If the aggregate number of Subscription Shares subscribed for in the Subscription Offering, the Community Offering and in any Underwritten Public Offering multiplied by the Purchase Price is less than the Offering Minimum, then in such event the Holding Company, in consultation with OFIS, may cancel the Offering and terminate the Plan, establish a new Offering Range, extend, reopen or hold a new Offering or take such other action as may be authorized by OFIS.

If, following a reduction in the Valuation Range approved by OFIS, the aggregate number of Subscription Shares subscribed for in the Offering multiplied by the Purchase Price is equal to or greater than the Offering Minimum (as such Offering Range has been reduced), then in such event the Conversion shall be promptly consummated. The Holding Company shall on the Effective Date: (i) issue Subscription Shares to Participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to subscribers in the Community Offering and/or to purchasers in any Underwritten Public Offering an additional number of Subscription Shares such that the aggregate number of Subscription Shares to be issued multiplied by the Purchase Price shall be equal to or greater than the Offering Minimum (as such Offering Minimum has been reduced).

Section 4.3 Effective Date of Conversion. The Conversion shall be consummated on the Effective Date. On the Effective Date, Fremont Mutual shall become a Michigan domiciled stock insurance company and will issue 60,000 shares of its common stock, no par value per share, to the Holding Company, and Shares of the Holding Company will be issued and sold to the Participants and Community in the Subscription and Community Offerings and, if applicable, to the public pursuant to the Public Offering.

Section 4.4 Status of Policies in Force on the Effective Date. Each policy of insurance issued by Fremont Mutual and in force on the Effective Date shall remain in force as a policy issued by the Converted Company in accordance with the terms of the policy, except that, from and after the Effective Date: (i) all voting rights (if any) of the holder of the policy shall be extinguished, and (ii) all rights (if any) of the holder of the policy to share in the surplus of Fremont Mutual or the Converted Company shall be extinguished, including but not limited to the ability to share in the surplus upon liquidation.

Section 4.5 Notice to Non-eligible Policyholders. The holder(s) of each policy whose policy was issued subsequent to the Eligibility Record Date but prior to the Effective Date shall be given written notice of the Plan in a form approved by OFIS no later than forty-five (45) days after the Effective Date. The notice shall be sent to the address of the holder(s) as it appears on the records of Fremont Mutual; provided, however, that separate notices to each named insured on each policy shall not be required. The notice shall:

a. include the description of the Plan provided the Eligible Policyholders pursuant to the Section 3.2 of the Plan; and

b. advise the named insured of his or her right to cancel the policy and to receive a pro rata refund of unearned premiums.

ARTICLE V

THE SUBSCRIPTION OFFERING

Section 5.1 Allocation of Subscription Rights. Subscription Rights to purchase Subscription Shares at the Purchase Price will be distributed to the Participants. Participants will receive, without payment, Subscription Rights to purchase in the aggregate, Subscription Shares equal to the Offering Maximum divided by the Purchase Price. The Holding Company does not intend to distribute Subscription Rights to Eligible Policyholders who are not Residents of the Local Community for reasons more fully stated in Section 8.3.

The maximum number of Shares which may be purchased by Participants in the aggregate shall be equal to the Offering Maximum divided by the Purchase Price.

Section 5.2 Subscription Rights. Subscription Rights are nontransferable, nonnegotiable personal rights to subscribe for and purchase Subscription Shares at the Purchase Price. Subscription Rights will be distributed, without payment, to each Participant as described in Section 5.5 and Section 8.2. The receipt of Subscription Rights by a Participant will permit (but will not require) the Participant to subscribe to purchase Subscription Shares at the Purchase Price in the Subscription Offering.

The exercise of Subscription Rights is irrevocable and an executed Order Form may not be modified, amended or rescinded; provided, however, that upon request of a Participant and evidence of exigent circumstances, Fremont Mutual and the Holding Company may waive the irrevocable nature of the subscription. In a circumstance where a waiver is granted, Fremont Mutual and the Holding Company may modify, amend or allow rescission and in that case direct the return of the payment for the Subscription Shares subscribed for to the Participant. Conversely, the failure of a Participant to timely deliver a duly executed Order Form, together with full payment for the Shares subscribed for, will be deemed to constitute an irrevocable waiver and release by the Participant of all rights to subscribe for and purchase of Subscription Shares in the Subscription Offering.

Section 5.3 Limitations Upon Purchases of Subscription Shares. The following additional limitations and exceptions shall apply to all purchases of Subscription Shares:

(a) Subscription Category No. 1: Eligible Policyholders. There is reserved in the aggregate for Eligible Policyholders who are Residents of the Local Community an amount of Subscription Shares equal to ninety percent (90%) of the Subscription Shares offered in the Subscription Offering. For purposes of Subscription Category No. 1, Eligible Policyholders shall not include the Directors and Officers. In the event less than all of the Subscription Shares reserved for Directors and Officers under Section 5.3(b) are subscribed for by Directors and Officers, such Subscription Shares shall also be available to Eligible Policyholders. Individual purchases by Eligible Policyholders shall be subject to the following additional limitations:

(i) Minimum Purchases. No Eligible Policyholder may purchase fewer than 250 Subscription Shares, unless the minimum amount is reduced pursuant to the oversubscription provisions of Section 5.3(c).

(ii) Maximum Purchases. Each Eligible Policyholder may purchase a maximum of five percent (5%) of the Shares offered as part of the Conversion. For purposes of determining whether the maximum purchase amount has been reached, the purchase of each Eligible Policyholder shall be aggregated with purchases by that person’s Affiliates and Associates, or by a group of persons Acting in Concert, and the maximum shall be applied to the aggregated amount.

(b) Subscription Category No 2: Directors and Officers. There is reserved in the aggregate for Directors and Officers of Fremont Mutual and the Holding Company, together with their Associates, an amount of Subscription Shares equal to ten percent (10%) of the Subscription Shares offered in the Subscription Offering. In the event not all of these reserved Subscription Shares are subscribed for by Directors and Officers, those Subscription Shares shall be available to Eligible Policyholders under Section 5.3 (a). Individual purchases by Directors or Officers shall be subject to the following additional limitations and any other limitations that may be imposed by Fremont Mutual’s Board of Directors:

(i) Minimum Purchases. No individual Director or Officer (together with his or her Associates) may purchase fewer than 250 Subscription Shares, unless such minimum amount is reduced pursuant to the oversubscription provisions of Section 5.3(c).

(ii) Maximum Purchases. Each individual Director or Officer may purchase a maximum of five percent (5%) of the Shares offered as part of the Conversion. For purposes of determining whether the maximum purchase amount has been reached, the purchase of each individual Director or Officer shall be aggregated with purchases by that person’s Affiliates and Associates, or by a group of persons Acting in Concert, and the maximum shall be applied to the aggregated amount. Officers and Directors, together with their Affiliates and Associates, may not purchase, in the aggregate, more than twenty-five percent (25%) of the Holding Company Stock.

(c) Rules for Oversubscription. In the event of an oversubscription in either Subscription Category No.1 or No.2, Subscription Shares will be allocated among Participants within each category, by reducing the subscriptions of certain Participants according to the following methodology:

(i) The Holding Company will determine the number of Subscription Shares by which a Subscription Category is oversubscribed.

(ii) The Holding Company will identify the Participant or Participants which have subscribed for the largest and second largest number of Subscription Shares in each category, and reduce the number of shares subscribed for by the Participant with the largest subscription (or on a pro-rata basis among the Participants with the largest subscriptions) to the number of Subscription Shares which have been subscribed for by the Participant or Participants with the second largest subscription(s), but in no event reducing subscriptions by an aggregate amount in excess of the number of Subscription Shares identified in 5.3(c)(i) above, as rounded to the nearest whole Share(s).

(iii) The Holding Company will repeat the methodology set forth in Section 5.3(c)(ii) above, for so many iterations as shall be necessary to eliminate oversubscription within each subscription category.

(d) Purchase in Excess of Limitations. By purchasing Subscription Shares, each person purchasing Subscription Shares shall be deemed to confirm that the purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law. In the event that the purchase limitations are violated by any Participant (including any Associate or Affiliate of such person or person otherwise Acting in Concert with such Participant), the Holding Company shall have the right to purchase from such Participant at the Purchase Price all Subscription Shares acquired by such Participant in excess of any purchase limitation or, if the excess shall have been sold by such Participant, to receive the difference between the Purchase Price paid for the excess Shares and the proceeds received by such Participant from the sale of the excess Shares. This right of the Holding Company to purchase the excess Shares shall be assignable by the Holding Company.

Section 5.4 Timing of Subscription Offering and Compliance with Applicable Securities Laws. The Holding Company shall make all filings with the SEC and take all actions necessary to register its Shares under the Securities Act of 1933, as amended. The Holding Company will also make any required filings with the State of Michigan and take all actions required to register its Shares under the Michigan Uniform Securities Act, as amended, or secure an exemption from such registration.

The Holding Company may commence the Subscription Offering and, provided that the Subscription Offering has commenced, may commence the Community Offering concurrently with or during the proxy solicitation of Eligible Policyholders. The Holding Company may close the Subscription Offering and the Community Offering before the Special Meeting, provided that the offer and sale of the Shares shall be conditioned upon approval of the Plan by the Eligible Policyholders.

Fremont Mutual and the Holding Company shall not distribute the Subscription Offering Prospectus until its Registration Statement has been declared effective by the SEC. Fremont Mutual and the Holding Company shall not distribute any Order Form to any Participant until the Registration Statement has been filed with the SEC.

Section 5.5 Offering Documents. After approval of the Plan by OFIS and the compliance with all SEC requirements, the Subscription Offering shall be commenced. Fremont Mutual and the Holding Company shall mail to the address of each Participant as such address appears on the records of Fremont Mutual a written notice of the commencement of the Subscription Offering. The notice shall state that Fremont Mutual and the Holding Company are not required to furnish a Subscription Offering Prospectus unless a Participant returns by a reasonable date certain an accompanying postage-paid, written communication requesting the receipt of the Subscription Offering Prospectus and an Order Form. Fremont Mutual will also make such postage-paid communications available to Particpants at each Fremont Mutual insurance agency location. Such notice may be given by mailing one notice to the address of each Participant as such address appears on the records of Fremont Mutual; provided, however, that separate notices to each named insured in each Qualifying Policy shall not be required.

Section 5.6 Mailing of Offering Materials and Collection of Subscriptions. After approval of the Plan by OFIS and the compliance with all SEC requirements, Fremont Mutual and the Holding Company shall distribute the Subscription Prospectus, Order Forms and related documents for the purchase of Shares in accordance with Section 5.5.

The recipient of an Order Form will be instructed to (i) review the Subscription Offering Prospectus and, in the event such Participant elects to purchase any of the Shares offered in the Subscription Offering, (ii) properly complete, execute and return the Order Form to Fremont Mutual or its designee not more than 30 days from commencement of the Subscription Offering unless the date is extended. Self-addressed, postage paid return envelopes shall accompany the Order Forms when mailed.

Following the 30 day offering period described in the preceding paragraph, the Holding Company shall have an additional 45 day period to deliver the Subscription Shares as set forth in this Plan.

ARTICLE VI

THE COMMUNITY OFFERING AND OTHER OFFERINGS

Section 6.1 Community Offering. To the extent that fewer than the maximum number of Subscription Shares permitted to be sold to Participants are purchased in the Subscription Offering, Subscription Shares may be sold to subscribers in the Community Offering as provided in Section 4.2 above. Subscription Shares will be offered in the Community Offering (which will commence concurrently with the Subscription Offering). The period for Community Offering may extend beyond the 30 day period for the Subscription Offering. The Holding Company will have the right to accept or reject subscriptions from subscribers in the Community Offering in whole or in part in accordance with the priorities set forth in the definition of “Community Offering” as set forth in Section 1.1 of this Plan.

Section 6.2 Alternate Financing Strategies. To the extent that fewer than the maximum number of Shares permitted to be sold to Participants are purchased in the Subscription Offering, Subscription Shares may be sold in an Underwritten Public Offering as provided in Section 4.2 above. In the event the Holding Company determines that a public offering is impractical, the Holding Company will consult with OFIS to determine the most practical alternative available to effect the completion of the Conversion, including a possible future Private Placement of the remaining Subscription Shares or a reduction in the Offering Range. The period for an Underwritten Public Offering may extend beyond the 30 day period for the Subscription Offering.

ARTICLE VII

ADDITIONAL RELATED TRANSACTIONS

Section 7.1 Conversion of the Surplus Notes. On the Effective Date, the Holding Company shall tender prepayment of the aggregate of all sums due and owing on the Surplus Notes as of the Effective Date of this Conversion Plan, including principal and interest. The tender shall be made in the form of Shares, subject to the approval of OFIS. Each Surplus Note holder shall have the option to accept the tender of shares in whole, but not in part, unless acceptance in whole would violate any provision of Michigan or Federal law, in which case the Surplus Note holders shall receive shares up to the legal limit. The number of Shares to be issued shall be determined by dividing the portion of the Surplus Note balance (including accrued interest) to be converted by the Purchase Price, rounded upward to the nearest whole Share. As part of such prepayment, all interest which accrues on or after the effective date of the Conversion Plan and prior to the Effective Date (if any) shall be calculated as stated in each Surplus Note and shall be paid in cash on the Effective Date. Upon such conversion of a Surplus Note in this manner, the Surplus Note shall be deemed to have been paid in full. Surplus Notes not converted through the tender of shares shall remain in force as Surplus Notes in accordance with their terms. The issuance of Shares upon conversion of the Surplus Notes shall be in addition to the issuance of Subscription Shares to be offered to Participants in the Offering.

One Surplus Note holder would acquire more than 5% of the Shares if he chooses to convert his Surplus Note. Section 5909 of the Act prohibits persons from acquiring more than 5% of the shares of the Holding Company for five years from the Effective Date without the approval of the Commissioner. Therefore, this Surplus Note holder shall be allowed to convert his note into common shares of the Holding Company only to the extent that he acquires 5% or less of the Holding Company’s issued and outstanding common shares. The Holding Company may, upon request of this Surplus Note holder, prepay all or part of the remaining balance of the Surplus Note from the proceeds of the Offering.

Section 7.2 The Stock Compensation Plan. It is the intention of the Holding Company to adopt a stock compensation plan (the “Stock Compensation Plan”) as of the Effective Date, which plan shall be subject to approval by the shareholder(s) of the Holding Company.

The Stock Compensation Plan, among other things, will authorize the Board of Directors of the Holding Company to grant to Directors, Officers and employees of Fremont Mutual options to purchase common stock of the Holding Company. The number of Shares in the aggregate available for the Stock Compensation Plan is equal to five percent (5%) of the number of shares sold in the Offering. Shares issued pursuant to the exercise of options could be from treasury stock or newly issued shares. No restricted stock will be issued officers and directors of Fremont Mutual under the Stock Compensation Plan for a period of 5 years after the Effective Date.

ARTICLE VIII

SALE AND TRANSFER

REQUIREMENTS AND RESTRICTIONS

Section 8.1 Method of Payment for Subscription Shares. Payment for all Subscription Shares subscribed for in the Subscription Offering must be received in full by Fremont Mutual or its designee, together with properly completed and executed Order Forms, on or prior to the expiration date specified on the Order Form, unless such date is extended by Fremont Mutual. Payment for all Subscription Shares by Participants may be made in cash (if delivered in person) or by check or money order.

Section 8.2 Undelivered, Defective or Late Order Forms, Insufficient Payment. In the event that an Order Form is: (i) not delivered to the addressee and is returned to Fremont Mutual by the United States Postal Service (or Fremont Mutual is unable to locate the addressee); (ii) not received by Fremont Mutual or its designee, or is received by Fremont Mutual or its designee after-the date specified thereon: (iii) defectively completed or executed, or (iv) not accompanied by payment in full for the Subscription Shares subscribed for, the Subscription Rights of the Participant to whom such rights have been granted will not be honored and such Participant will be treated as having failed to return the completed Order Form within the time period specified therein. In the event that the payment for Subscription Shares tendered in connection with any Subscription Rights is dishonored, in whole or in part, by any Person, then such Subscription Rights shall not be honored and the Person to whom such Subscription Rights were granted shall be treated as having failed to timely exercise such Subscription Rights. Alternatively, Fremont Mutual may (but will not be required to) waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for the Subscription Shares subscribed for by such date as Fremont Mutual may specify. Subscription orders, once tendered, may not be revoked; provided, however, that upon request of a Participant and evidence of exigent circumstances, Fremont Mutual and the Holding Company will waive the irrevocable nature of the subscription. In a circumstance where a waiver is granted, Fremont Mutual and the Holding Company will direct the return of the payment for the Subscription Shares subscribed for to the Participant. Fremont Mutual’s interpretations of the terms and conditions of this Plan and determinations with respect to the acceptability of the Order Forms will be final, conclusive and binding upon all persons and Fremont Mutual (and the directors, officers, employees and agents of Fremont Mutual) shall not be liable to any person in connection with any such interpretation or determination.

Section 8.3 Sales of Subscription Shares to Persons Who Reside Outside the Local Community. As of August 25, 2003, Fremont Mutual has approximately 47,000 policies in force. While Fremont does not insure risks outside the State of Michigan, approximately 1000 or 3% of policyholders (representing approximately 1400 policies) are not Residents of the Local Community (State of Michigan). If Subscription Rights were distributed to all Eligible Policyholders who are not Residents of the Local Community, the Holding Company would be required to comply with the securities laws of some 38 states. Such multi-state compliance would substantially increase the cost of the Conversion as each state or jurisdiction imposes its own regulatory scheme, including filing fees, reviews and other requirements. In addition to the direct expense and legal cost of such an undertaking, there is no assurance that the Shares would qualify for registration in some states. As a result of these circumstances, Fremont Mutual has decided that it is not in the best interest of Fremont Mutual and its Eligible Policyholders to incur such expenses as it relates to all of the states. This decision was based on the fact that historically, less than 10% of all policyholders subscribe in similar conversions, and that the cost to register in all states is an unreasonable use of Fremont Mutual’s resources. Further, the costs of registration would not justify the minimal response anticipated from the approximately 1000 policyholders who do not reside in Michigan, which, even at the high response rate of 10%, would yield only 100 subscriptions. This decision does not preclude the registration in a select number of states if, in Fremont Mutual’s discretion, it appears that registering in the select states is beneficial for Fremont Mutual and its Eligible Policyholders.

Section 8.4 Restrictions on Transfer of Shares. Shares purchased by Persons other than Directors and Officers may be transferred without restriction under the Plan. Shares purchased by Directors and Officers may not be sold for a period of one (1) year from the Effective Date, provided that a sale by a personal representative of a deceased Officer or Director shall not be considered a sale by that Officer or Director.

The certificates representing Shares issued to Directors and Officers shall bear the following legend:

The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one (1) year from the date of this Certificate pursuant to the provisions of Chapter 59 of the Michigan Insurance Code (the “Act”) and may not be sold prior thereto without an opinion of counsel for Fremont Mutual and the Holding Company that such sale is permissible under the provisions of the Act.

In addition, the Holding Company shall give appropriate instructions to its transfer agent with respect to the foregoing restrictions. Any Shares subsequently issued pursuant to a stock dividend, stock split or otherwise, with respect to restricted Shares shall be subject to the same holding period restrictions as are then applicable to such restricted Shares.

Section 8.5 Purchases of Shares by Directors, Officers and Associates Following Conversion. Without the prior approval of OFIS, Officers, Directors and their Associates shall be prohibited for a period of three (3) years following the effective date of the Conversion from purchasing outstanding Shares, except through a broker-dealer. This Section 8.5 does not prohibit Officers or Directors from purchasing Shares through Subscription Rights received pursuant to this Plan or pursuant to awards made under the Stock Compensation Plan.

Stock options for Shares shall not be made available to Directors and Officers for a period of two (2) years following the Effective Date if the aggregate holdings of all such Directors and Officers exceed or would exceed twenty-five percent (25%) of the Shares issued by the Holding Company.

Section 8.6 Maximum Purchase Restrictions. Except with the approval of the Commissioner, no person or group of persons acting in concert shall acquire, through public offering, subscription rights, private offering or conversion of surplus notes, more than five percent (5%) of the issued and outstanding Shares of the Holding Company for a period of five years after the effective date of this Plan.

ARTICLE IX

INTERPRETATION, AMENDMENT AND TERMINATION OF THE PLAN

Section 9.1 Interpretation of the Plan.

(a) The Board of Directors of Fremont Mutual and the Board of Directors of the Holding Company shall have the exclusive authority to interpret and apply the provisions of the Plan to particular facts and circumstances and to make all determinations necessary or desirable to implement the Plan. Any such interpretation, application or determination made in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be final, conclusive and binding upon all persons, and neither the Holding Company nor Fremont Mutual (or the directors, officers, employees or agents of either of them) shall be liable to any person in connection with any such interpretation, application or determination.

(b) This Plan shall be governed by and construed in accordance with the domestic laws of the State of Michigan and federal law.

Section 9.2 Amendment. The Plan may be amended, as follows:

(a) Before Approval by OFIS. The Plan may be amended at any time before it is approved by OFIS by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office.

(b) After Approval by OFIS. The Plan may be amended at any time after its approval by OFIS by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office; provided, however, that any such amendment shall be subject to approval by OFIS.

(c) After Approval by the Eligible Policyholders. The Plan may be amended at any time after its approval by the Eligible Policyholders and prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office; provided, however, that any such amendment shall be subject to approval by OFIS; and provided further that, if such amendment is determined by OFIS to be material, such amendment shall be subject to approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the Eligible Policyholders called for that purpose.

(d) Certain Conforming Amendments. In the event that OFIS adopts mandatory regulations applicable to the Conversion prior to the Effective Date, the Plan may be amended to conform to such regulations at any time prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office and no re-solicitation of proxies or further approval by the Eligible Policyholders shall be required. In the event that OFIS adopts regulations applicable to the Conversion prior to the Effective Date and if such regulations contain optional provisions, the Plan may be amended to conform to any such optional provision at any time before the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office, and no re-solicitation of proxies or further approval by the Eligible Policyholders shall be required.

Section 9.3 Termination. The Plan may be terminated as follows:

(a) Before Approval by OFIS. The Plan may be terminated at any time before it is approved by OFIS by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office.

(b) After Approval by OFIS. The Plan may be terminated at any time after it is approved by OFIS by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office.

(c) After Approval by the Eligible Policyholders. The Plan may be terminated at any time after it is approved by the Eligible Policyholders and prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office.

Section 9.4 Binding Upon Eligible Policyholders. By approving the Plan, the Eligible Policyholders of Fremont Mutual authorize the amendment and termination of the Plan in accordance with the provisions of this Article.

Richard E. Dunning, President

August 25, 2003

EXHIBIT B

FREMONT INSURANCE COMPANY

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

(Domestic)

We, the undersigned, desiring to become incorporated under the provisions of Act 218 of the Public Acts of 1956, as amended, do hereby make, execute, and adopt the following amended and restated articles of incorporation, to wit:

ARTICLE I

NAME

The name assumed by this Corporation and by which it shall be known in law is Fremont Insurance Company.

ARTICLE II

PRINCIPAL OFFICE

The Corporation’s principal office for the transaction of business shall be in the State of Michigan at the specific address as is reported in the most recent annual or quarterly financial statement as filed with the Commissioner of Insurance.

ARTICLE III

PURPOSES

The Corporation is organized for the following purposes as authorized by Chapters 6, 50, 52 and 58 of the Insurance Code, as amended, namely:

A. To issue any and all types of property and casualty insurance, and every insurance appertaining thereto, when written as a part of a policy of property and casualty insurance but excluding life insurance; to reinsure any part of said risk; and to accept reinsurance of the same nature of risk.

B. To have the power to establish either or both general or separate accounts in connection with the business authorized hereunder; to have the power to establish or acquire any subsidiary authorized by law; and to have the power to act in its own right in any similar capacity authorized by law.

C. To have the right to buy, hold, sell, and convey personal property and such real estate or interest therein, as may be necessary or convenient for the proper conduct of the affairs of the corporation, or as permitted by law.

D. To have all the powers conferred by law on an insurance company organized for the purposes set forth above; and in connection therewith to have all powers conferred by law on all corporations organized and doing business under and by authority of Chapter 52 of the Michigan Insurance Code and, in connection therewith, to issue all such forms of insurance contracts as pertain to or may be connected with the transaction of insurance as authorized hereunder, as such insurance is now or may be hereafter carried on in the United States of America.

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ARTICLE IV

TERM

The term of existence of the Corporation shall be perpetual.

ARTICLE V

ANNUAL MEETING

The Board of Directors shall properly call and notice an annual meeting of the stockholders, and any special meeting for the transaction of business in the manner required by law. The annual meeting of the stockholders of the Corporation shall be held at a place determined by the Corporation’s Board of Directors either within or without the State of Michigan unless otherwise required by law.

ARTICLE VI

STOCK

The amount of capital stock of the Corporation shall be 60,000 common shares. All stock shall be issued for cash or property as provided by law and when issued shall be fully paid and non-assessable and shall be issued at such times, in such amounts and under such conditions as the Board of Directors of the Corporation shall from time to time determine, subject to such approval of the Insurance Commissioner of the State of Michigan as may be required by law. The holders of shares of common stock shall be entitled to one vote for each share of common stock held in the stockholder’s name on the books of the Corporation on each matter submitted to a vote of the stockholders.

No holder of any shares of this Corporation shall have any pre-emptive rights to subscribe for or to purchase any shares of this Corporation of any class whether such shares or such class be now or hereafter authorized or to purchase or subscribe for security convertible into or exchangeable for shares of any class or to which shall be attached or appertained any warrants or rights entitling the holder thereof to purchase or subscribe for shares of any class.

ARTICLE VII

DIVIDENDS

Dividends and distributions on shares of common stock may be declared and paid out of surplus earnings with such frequency, in such form and in such amount as the Board of Directors may from time to time determine, unless otherwise prescribed by law. Dividends and distributions may be paid in cash or shares, including authorized but unissued shares, or treasury shares, or a combination of any of the foregoing, as determined by the Board of Directors or pursuant to any programs the Board of Directors may have in effect at the time.

ARTICLE VIII

PROXIES

Stockholders of the Corporation may vote through a properly designated representative or through a properly executed proxy. All proxies must be filed with the Secretary at least one (1) day prior to an election or meeting at which such proxy is to be used or such additional time as may be provided by the Bylaws.

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ARTICLE IX

CORPORATE POWERS; DIRECTORS; OFFICERS

A. Manner of Exercising Corporate Powers. The corporate powers are to be exercised by the Board of Directors. Matters to be voted on by the Board shall be approved if a majority of the Directors present (in person or by proxy) at a meeting of the Directors vote in favor of such action. Upon written notice of the time and place and purpose or purposes of any special meeting, any of the Directors, in between regular meetings of the Board of Directors, may consent in writing to any specific action to be taken by the Corporation which, if approved by a majority of the Directors at such special meeting, including those consenting in writing, shall be valid as a corporate action as though authorized at a regular meeting of the Board of Directors. The minutes of such approval and actions shall be fully recorded and each written consent shall be made a part thereof, and such minutes and written consent shall be reviewed at the next regular meeting of the Board of Directors.

B. Directors.

(1) The number of directors constituting the entire Board shall be not less than five nor more than 15 as fixed from time to time by vote of a majority of the entire Board; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(2) Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office for the unexpired term of the Director whose office has been filled or until a successor is duly elected and qualified. Subject to the foregoing, at each annual meeting of shareholders the directors shall be elected to hold office for a term expiring at the next succeeding annual meeting.

C. Officers. The Officers of the Corporation shall be as appointed by the Board of Directors. Officers shall be elected by a majority vote of the Directors present at any annual meeting or special meeting called for the purpose of electing an officer or officers.

D. Quorum of Directors. A majority of the Directors holding office at the time of a meeting of the Board of Directors shall constitute a quorum for the transaction of any business. If a quorum shall not be in attendance, the meeting of the Board of Directors shall be adjourned from time to time until a quorum shall be present.

ARTICLE X

SHAREHOLDER PROPERTY

The private property of the stockholders of the Corporation shall be exempt from corporate liabilities, and this Article X may not be amended.

ARTICLE XI

DIRECTOR LIABILITY

No Director of the Corporation shall be personally liable to the Corporation’s stockholders or policyholders for monetary damages for breach of the Director’s fiduciary duty, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following: (i) a breach of the Director’s duty of loyalty to the Corporation or its stockholders or policyholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law; (iii) a violation of Section 5036, 5276 or 5280 of the Michigan Insurance Code, being MCL 500.5036, 500.5276 and 500.5280; (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring on or before the date of filing of these Articles of Incorporation.

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If the Michigan Insurance Code is hereafter amended to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director of the Corporation, in addition to the limitation of personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Insurance Code as so amended. No amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to the effective date of such amendment or repeal.

ARTICLE XII

INDEMNIFICATION

A. Indemnification: Claims by Third Parties. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a Director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation or its members, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed, to be in or not opposed to the best interests of the corporation or its members, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

B. Indemnification: Claims Brought by or In the Right of the Corporation. The Corporation shall indemnify a Director or officer of the Corporation who was or is a party to or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including actual and reasonable attorneys’ fees, and amounts paid in settlement incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its members. However, indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the Corporation unless and only to the extent that the court in which the action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses which the court considers proper.

C. Approval of Indemnification. An indemnification under subsection A or B above, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections A and B. This determination shall be made in any of the following ways: (1) by a majority vote of a quorum of the Board consisting of Directors who were not parties to the action, suit, or proceeding; (2) if the quorum described in subsection 1 is not obtainable, then by a majority vote of a committee of Directors who are not parties to the action. The committee shall consist of not less than 2 disinterested Directors; (3) by independent legal counsel in a written opinion; or (4) by the stockholders.

D. Partial Indemnification. If a person is entitled to indemnification under subsections A or B above for a portion of expenses including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement, but not

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for the total amount thereof, the Corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

E. Advancement of Expenses. Expenses incurred in defending a civil or criminal action, suit, or proceeding described in subsection A or B above shall be paid by the Corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Director or officer of the Corporation to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified by the Corporation. The undertaking shall be by unlimited general obligation of the person on whose behalf advances are made and may, but need not be, secured as determined by the Board of Directors in its discretion.

F. Other Rights of Indemnification. The indemnification or advancement of expenses provided under subsections A to E above is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under these Articles of Incorporation, the Bylaws of the Corporation, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for in subsections A to E continues as to a person who ceases to be a Director or officer of the Corporation and shall inure to the benefit of the heirs, executors, and administrators of the person.

G. Application to a Resulting or Surviving Corporation or Constituent Corporation. The definition for “corporation” found in Section 5242d of the Insurance Code, as the same exists or may hereafter be amended, is and shall be, specifically excluded from application to this Article XII. The indemnification and other obligations of the Corporation set forth in this Article XII shall be binding upon any resulting or surviving corporation after any merger or consolidation of the Corporation. Notwithstanding anything to the contrary contained herein or in Section 5242d of the Insurance Code, no person shall be entitled to the indemnification and other rights set forth in this Article XII for acting as a director or officer of another corporation prior to such other corporation entering into a merger or consolidation with the Corporation.

H. Insurance. Unless expressly contrary to law, the Corporation may purchase and maintain insurance on behalf of any Director or officer who is or was a Director, officer, partner, trustee, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against any liability asserted against and incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article XII.

I. Contract With the Corporation. The right to indemnification conferred in this Article XII shall be deemed to be a contract between the Corporation and each director or officer who serves in any such capacity at any time while this Article XII is in effect, and any repeal or modification of any such law or of this Article XII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. In the event this Article XII is repealed or modified, the Corporation shall give written notice thereof to the directors and officers and any such repeal or modification shall not be effective for a period of sixty (60) days after such notice is delivered.

J. Indemnification of Employees and Agents. Any person who is not covered by the foregoing provisions of this Article XII and who is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner, trustee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, may be indemnified to the extent authorized at any time or from time-to-time by the Board of Directors.

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K. Savings Clause. Each and every paragraph, sentence, term and provision of this Article XII shall be considered severable in that, in the event a court finds any paragraph, sentence, term or provision to be invalid or unenforceable, the validity and enforceability, operation, or effect of the remaining paragraphs, sentences, terms, or provisions shall not be affected, and this Article XII shall be construed in all respects as if the invalid or unenforceable matter had been omitted.

ARTICLE XIII

BYLAWS

The Board of Directors, at any regular or special meeting, is authorized to adopt, alter, amend or repeal Bylaws and to adopt new Bylaws not inconsistent with the law or these Articles of Incorporation, by an affirmative vote of a majority of the Directors. Stockholders of the Corporation may, at any regular or special meeting called for the purpose, repeal, alter or amend any existing Bylaws made by the Board of Directors or adopt such Bylaws as they deem appropriate by a majority vote.

ARTICLE XIV

AMENDMENTS

Subject to the approval of the Insurance Commissioner of the State of Michigan, these Articles of Incorporation, except Article X, may be amended at any annual meeting of the stockholders or at such special meeting thereof called for that purpose, and such amendment shall be made by the affirmative vote of a majority of the shares of common stock, in person or by proxy, provided, however, that a quorum is present for such meeting. For the purpose of this Article, as well as all other Articles of these Articles of Incorporation, the quorum is hereby established to be the stockholders, in person or by proxy, representing more than fifty percent of the issued and outstanding stock of the Corporation, unless otherwise required by law. At any meeting of the stockholders to consider or act upon any proposed amendment to the Articles of Incorporation, the stockholders may adopt any modification or revision thereof proposed at such meeting.

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IN WITNESS WHEREOF, we, the parties hereby associating, for the purpose of giving legal effect to these articles, hereunto sign our names this 23rd day of April, 2004.

NAMES (of Directors):	SIGNATURES

Donald E. Bradford	/S/ DONALD E. BRADFORD
Michael A. DeKuiper	/S/ MICHAEL A. DEKUIPER
Richard E. Dunning	/S/ RICHARD E. DUNNING
William A. Hall	/S/ WILLIAM A. HALL
Jack G. Hendon	/S/ JACK G. HENDON
William L. Johnson	/S/ WILLIAM L. JOHNSON
Eugene A. Sawyer	/S/ EUGENE A. SAWYER
Kenneth J. Schuiteman	/S/ KENNETH J. SCHUITEMAN
Jack A. Siebers	/S/ JACK A. SIEBERS
Donald VanSingel	/S/ DONALD VANSINGEL
Harold L. Wiberg	/S/ HAROLD L. WIBERG

State of Michigan	)
)ss.
County of Newaygo	)

On this 23rd day of April, 2004, before me a notary public in and for said county, personally appeared Donald E. Bradford, Michael A. DeKuiper, Richard E. Dunning, William A. Hall, Jack G. Hendon, William L. Johnson, Eugene A. Sawyer, Kenneth J. Schuiteman, Jack A. Siebers, Donald VanSingel and Harold L. Wiberg, known to me to be the persons named in and who executed the foregoing instrument, and severally acknowledged that they executed the same freely and for the intents and purposes therein mentioned.

/s/ John S. Cooper, Jr.
Notary Public, Newaygo County, Michigan
My commission expires: September 20, 2005

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